Registration No. ____________
As Filed with the Securities and Exchange Commission on September 24, 1998
===========================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                             FORM S-3
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                         ________________

                      GB&T BANCSHARES, INC.
        (Exact Name Of Issuer As Specified In Its Charter)

         Georgia                             58-2400756
-------------------------------         ----------------------
(State or Other Jurisdiction of         (I.R.S. Employer
 Incorporation or Organization)         Identification Number)

                  500 Jesse Jewell Parkway, S.E.
                   Gainesville, Georgia  30501
                          (770) 532-1212
  -------------------------------------------------------------
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)

                 Richard A. Hunt, Jr., President
                  500 Jesse Jewell Parkway, S.E.
                   Gainesville, Georgia  30501
                          (770) 532-1212
     ---------------------------------------------------------
    (Name, Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Agent For Service)

                            Copies To:
                       Sam Oliver, Esquire
                   Hulsey, Oliver & Mahar, LLP
  200 E.E. Butler Parkway, P.O. Box 1457, Gainesville, Georgia 30503
                    Telephone:  (770) 532-6312

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to cash dividend or interest reinvestment plans, please check the following box. /X/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with cash dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

     If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
____________
     If delivery of the prospectus is expected to be made
pursuant to Rule 434, please check the following box.  / /
____________

                                                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
               Title of Shares      |         Amount to be  |   Proposed Maximum   |  Proposed Maximum Aggregate |   Amount of
              to be Registered      |        Registered<F1> |  Offering Price Per  |      Offering Price<F2>     | Registration
                                    |                       |       Share<F2>      |                             |      Fee
=================================================================================================================================
                                    |                       |                      |                             |
 Common Stock ($5.00 par value)     |        40,000 shares  |        $21.50        |         $860,000.00         |    $253.70
=================================================================================================================================

<F1> Pursuant to Rule 416, this Registration Statement also
covers such additional number of shares of Common Stock that may become issuable in the event of a cash dividend, split-up of shares, recapitalization, or other similar change in Common Stock.
<F2> Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, upon the basis of sale price of Common Stock as reported on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers on September 22, 1998. On September 22, 1998, the last sale of Common Stock as reported on the over the counter electronic bulletin board was $21.50 per share.

                           [letterhead]



Dear Shareholder:

     We are pleased to send you this brochure outlining our Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan is economical and systematic, making it convenient for you to increase your common stock, par value $5.00 per share (the "Common Stock") of GB&T Bancshares, Inc. (the "Company"). The Plan provides record owners of the Company with a simple and convenient method of investing regular cash dividends and additional payments in shares of Common Stock without payment of any additional brokerage commissions or service charges.

     Please carefully review this brochure which describes the Plan. Participation in the Plan is entirely voluntary and you may join or terminate at any time. If you decide to participate, please complete the enclosed Enrollment Card and return it in the addressed envelope to Reliance Trust Company.

     Thank you for your continued support of the Company.



                              Sincerely,


                               /s/ Richard A. Hunt

                              Richard A. Hunt, Jr.
                              President

                         PLAN HIGHLIGHTS

     The terms and conditions of the Dividend Reinvestment and Share Purchase Plan (the "Plan") are highlighted in the following summary:

PURPOSE OF THE PLAN

     The purpose of the Plan is to provide record owners of common stock of GB&T Bancshares, Inc. (the "Company"), par value $5.00 per share ("Common Stock"), with a simple and convenient method of investing regular cash dividends and making optional cash payments for the purchase of shares of Common Stock. Those shareholders who do not wish to participate in the Plan will continue to receive cash dividends when declared and paid by the Company.

AUTOMATIC DIVIDEND REINVESTMENT

     The Plan is administered by Reliance Trust Company (the "Plan Administrator"). Your cash dividends will be automatically invested in shares of Common Stock by the Plan Administrator at no cost to you. Once you have enrolled in the Plan, you do not need to take any further action unless you elect to make additional cash payments to your Plan account.

     If a particular cash dividend or optional cash payment is not enough to buy a whole share of Common Stock, your account will be credited by the Plan Administrator with a fractional share computed to three decimal places. Fractional shares also earn cash dividends that will be applied toward your next cash dividend payment.

NO ADMINISTRATION FEES OR BROKER COMMISSIONS

     You will avoid all charges for brokerage commissions or administrative fees on all purchases of Common Stock made through the Plan. All costs of the Plan are paid by the Company.

OPTIONAL CASH INVESTMENTS

     If you choose to participate in the Plan, optional cash payments from $25.00 to a maximum contribution of $2,500.00 per calendar quarter can be made by you.

SIMPLIFIED RECORD KEEPING

     No certificates will be delivered except upon your written request. The Plan Administrator will send you a report confirming each purchase of Common Stock made for your account. The number of shares purchased will be based on the amount of cash dividends reinvested, the amount of the optional cash payments made by you, and the purchase price for Common Stock.

HOW TO PARTICIPATE

     If you wish to reinvest your cash dividends automatically and make optional cash payments towards the purchase of Common
Stock, simply complete the enclosed Enrollment Card and mail it to the Plan Administrator at the following address:

          Reliance Trust Company
          Attention: GB&T Bancshares, Inc. Dividend Reinvestment and Share Purchase Plan Shareholder Relations
                  Division
          P.O. Box 48449
          Atlanta, Georgia  30340-4099

     Questions regarding the Plan can be directed to either the Company or the Plan Administrator at the above address.

TERMINATION OR WITHDRAWAL OF SHARES

     You can terminate participation in the Plan or withdraw a portion of your shares at any time by notifying the Plan Administrator in writing. If you terminate, certificates for full shares of Common Stock credited to your account will be issued and a cash payment will be made for any fractional shares. Upon request, the Plan Administrator will sell whole shares credited to your account and pay you the proceeds after deducting any applicable service charges and brokerage fees.

                           TABLE OF CONTENTS

                                                                Page


Letter to Shareholders .......................................... 1

Plan Highlights ................................................. 2

Prospectus ...................................................... 5


    Available Information ....................................... 6

    Incorporation of Certain Documents by Reference ............. 6

    Risk Factors ...............................................  7

    Introduction ............................................... 11

    Dividend Reinvestment and Share Purchase Plan .............. 11

    Use of Proceeds ............................................ 20

    Experts .................................................... 20

    Legal Matters .............................................. 20

    Indemnification ............................................ 20

----------------------------------------------------------------------------

                            PROSPECTUS

----------------------------------------------------------------------------

          40,000 Shares of Common Stock, $5.00 par value

                      GB&T BANCSHARES, INC.

                    DIVIDEND REINVESTMENT AND
                       SHARE PURCHASE PLAN

     GB&T Bancshares, Inc. (the "Company") offers its shareholders participation in the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan is designed to provide a convenient method of investing cash dividends in shares of common stock of the Company, par value $5.00 per share (the "Common Stock") and making optional cash payments ranging from $25 to $2,500 per calendar quarter for the purchase of shares of Common Stock. Shareholders who elect to participate in the Plan ("Plan Participants") will avoid service charges and brokerage commissions with respect to purchases made under the Plan.

     At the option of the Company, cash dividends and optional cash payments will be used to purchase Common Stock in the open market, from newly-issued shares, from shares held in treasury of the Company, in negotiated transactions, or in any combination of the foregoing.

     The Common Stock currently is traded on the over-the-counter electronic bulletin board, and bid and asked prices are quoted on the over-the-counter electronic bulletin board maintained by the National Association of Securities Dealers under the symbol "GVLG." This Prospectus relates to up to 40,000 authorized but unissued shares of Common Stock offered for purchase under the Plan.

     See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered by prospective Plan
Participants. This Prospectus should be retained for future reference.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR
        DISAPPROVED BY THE SECURITIES AND EXCHANGE
        COMMISSION (THE "COMMISSION") OR ANY STATE
        SECURITIES COMMISSION, NOR HAS THE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL
        OFFENSE.
                   ___________________________

        THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR
        DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK
        AND ARE NOT INSURED OR PROTECTED BY THE BANK
        INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE
        CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT
        AGENCY.

       The date of this Prospectus is September 24, 1998.

                      AVAILABLE INFORMATION

     In April 1988, the securities of Gainesville Bank & Trust, the predecessor to the Company (the "Bank"), were registered under Section 12(g) of the Exchange Act of 1934, as amended (the "Exchange Act") and the Bank filed reports under the Exchange Act with the FDIC. On April 24, 1998, the Bank reorganized into a holding company structure whereby the Company became the holder of all of the issued and outstanding shares of the Bank and the shareholders of the Bank became shareholders of the Company. The Common Stock issued to the shareholders in exchange for securities of the Bank were deemed registered under the Exchange Act pursuant to Rule 12g-3 of the Exchange Act, and the Company became subject to the informational requirements of the Exchange Act.

     Copies of the reports and other information filed by the Bank with the FDIC are on file and may be obtained from the FDIC, Registration, Disclosure and Securities Operations Unit, Room F-6043, 550 17th Street, N.W., Washington, D.C. 20429, telephone number (202) 898-8911 or 8913, facsimile number (202) 898-3009.
The reports and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Shareholders may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a site on the World Wide Web (http://www.sec.gov.) that contains reports, proxies, and other information regarding registrants. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material and other information concerning the Company and the Bank will also be available for inspection at the offices of Reliance Trust Company, Shareholder Relations Division, P.O. Box 48449, Atlanta, Georgia 30340-4099.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference into this Prospectus the following documents filed by the Bank with the FDIC:

     (1) The Bank's Annual Report on Form F-2 for the period ended December 31, 1997;

     (2) The description of the Bank's securities contained in the Bank's registration statement under Section 12 of the Exchange Act, and any amendment or reports filed for the purpose of updating such description.

     The Company incorporates by reference into this Prospectus the following documents filed by the Bank with the Commission:

     (1) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1998;

     (2)  The Company's Definitive Proxy Statement on Schedule
14A filed May 15, 1998; and

     (3)  The Company's Current Report on Form 8-K filed on April 24,
1998.

     All documents and any definitive proxy filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the Bank's Annual Report and before the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "AVAILABLE INFORMATION." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Prospectus, to the extent that a statement contained herein or in any other subsequently filed document, which also is or was deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to Burlyn Forrester, Secretary to Richard A. Hunt, Jr., President of the Company, 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501.

                           RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING PARTICIPATION IN THE PLAN. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")) CONCERNING THE COMPANY'S PROPOSED OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH BELOW.


RISKS INVOLVED IN POSSIBLE MERGERS AND ACQUISITIONS


     Although the Company currently has no specific plans for expansion, the Company believes that a portion of its growth may come from mergers with and acquisitions of banks and other financial institutions. Such mergers and acquisitions involve risks of changes in results of operations, unforeseen liabilities relating to the merged or acquired institutions, asset quality problems of the merged or acquired entity and other conditions not within the control of the Company, such as adverse personnel relations, loss of customers because of change of identity, deterioration in local economic conditions and other risks affecting the merged institutions. If any merger or acquisition is completed, there can be no assurance that such merger or acquisition will enhance the Company's business, results of operations or financial condition. Such mergers or acquisitions may have an adverse effect upon the Company's results of operations, particularly during periods in which the mergers or acquisitions are being integrated into the Company's operations.

     In addition, as a result of the growth from mergers and acquisitions, the Company's management must successfully integrate the operations of merged institutions with those of the Company. Operational areas requiring significant integration include the consolidation of data processing operations, the combination of employee benefit plans, the creation of joint account and lending products, the development of unified marketing plans and other related areas. Accomplishment of these goals would require additional expenditures by the Company which could negatively impact the Company's net income. Completion of these tasks could divert management's attention from other important issues. In addition, the process of merging and acquiring banks and other financial institutions could have a material adverse effect on the operation of their businesses, which could have an adverse effect on combined operations. The Company may also incur additional unexpected costs in connection with the integration of merged and acquired banks that could negatively impact the Company's net income.

RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     In the future, the declaration and payment of dividends on Common Stock, if any, will depend upon the earnings and financial condition of the Company, liquidity and capital requirements, the general economic and regulatory climate and other factors deemed relevant by the Company's Board of Directors. Further, certain regulations provide that a bank holding company should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     The Company's principal source of funds to pay dividends on the shares of Common Stock will be cash dividends that the Company receives from the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank, as well as by the Company to its shareholders.

     Under the regulations of the Georgia Department of Banking and Finance (the "GDBF"), the Bank may not declare dividends out of the retained earnings without first obtaining the written permission of the GDBF unless it meets all of the following requirements:

     (a) total classified assets as of the most recent examination of the Bank do not exceed 80% of equity capital (as defined by regulation);

     (b) the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and

     (c) the ratio of equity capital to adjusted assets is not less than 6%.

     The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be "undercapitalized" as defined by statute. In addition, the relevant federal regulatory agencies also have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, which could include the payment of dividends.

LOCAL ECONOMIC CONDITIONS

     The success of the Bank depends to a great extent upon general economic conditions in the communities it serves. The Bank primarily operates in Hall County, Georgia. A decline in the economy of Hall County could have a material adverse effect on the Bank's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of loan collateral, and could adversely affect asset quality and net income.

GOVERNMENT REGULATION

     The banking industry is regulated by and subject to regular examination by federal and state regulatory authorities. Under federal and state banking law, the Company and the Bank are subject to supervision and limitations with respect to extending credit, purchasing securities, paying dividends, making

acquisitions, branching and many other aspects of the banking business. Banking laws are designed primarily to protect depositors and customers, not investors, and include, among other things, minimum capital requirements, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is within the control of the Company. This regulation substantially affects the business and financial results of all financial institutions and holding companies, including the Company and the Bank, and the Company is not able to predict the impact of changes in such regulations on the Bank's business and profitability, some of which may be materially adverse.

COMPETITION

     The banking business is highly competitive, and the profitability of the Bank depends principally upon the Bank's ability to compete in the market areas in which its banking operations are located. The Bank competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial institutions, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Bank. Many of such competitors may have greater financial and other resources than the Bank.

     The Bank has been able to compete effectively with other financial institutions by emphasizing customer service, by establishing long-term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers. Although the Bank has been able to compete effectively in the past, no assurance may be given that the Bank will continue to be able to compete effectively in the future. Further, changes in government regulation of banking, particularly recent legislation which removes restrictions on interstate banking and permits interstate branching, are likely to increase competition by out-of-state banking organizations or by other financial institutions in the Bank's market areas.

CONTROL BY MANAGEMENT

     As of May 1, 1998, the directors and officers of the Company beneficially owned approximately 41.5% of the outstanding Common Stock. Accordingly, these persons have substantial influence over the business, policies and affairs of the Company, including the ability potentially to control the election of directors and other matters requiring shareholder approval by simple majority vote.

NO ESTABLISHED TRADING MARKET

     There is no established public market for the shares of Common Stock. It is anticipated that application will be made for the shares of Common Stock to be approved for quotation on the Nasdaq National Market, but there can be no assurance that

the shares will be accepted for listing. Moreover, even if the shares are accepted for listing, there can be no assurance that an active public market will develop or be sustained or that if such a market develops, investors in Common Stock will be able to resell their shares at or above the purchase price.

     Making a market involves maintaining bid and asked quotations for common stock and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of common stock at any given time, which presence is dependent upon the individual decisions of investors over which neither the Company nor any market maker has any control.

INVESTMENT RISK

     The shares of Common Stock to be issued under the Plan are subject to general investment risk. The stock market has from time to time experienced price and volume volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded and may adversely affect the market price of Common Stock. There can be no assurance that the market price of Common Stock will not decline below the price at which the shares are purchased under the Plan.

INTEREST RATE RISK

     The Bank's earnings depend to a great extent on "rate differentials," which are the differences between interest income earned on loans and investments and the interest expense paid on deposits and other borrowings. These rates are highly sensitive to many factors that are beyond the Bank's control, including general economic conditions and the policies of various governmental and regulatory authorities. Increases in the federal funds rate by the Federal Reserve Bank usually lead to rising interest rates, which affect the Bank's interest income, interest expense and investment portfolio. Also, governmental policies, such as the creation of a tax deduction for individual retirement accounts, can increase savings and affect the cost of funds. From time to time, maturities of assets and liabilities are not balanced, and a rapid increase or decrease in interest rates could have an adverse effect on the net interest margin and results of operations of the Bank. The nature, timing and effect of any future changes in federal monetary and fiscal policies on the Bank and its results of operations are not predictable.

YEAR 2000 COMPLIANCE

     The advent of the year 2000 presents significant issues regarding how a company's software and operating systems will deal with the numerical value representing the year 2000 ("Y2K"). This issue extends beyond individual companies to include the effect on other companies with which they do business, or by which they may be affected. The Company and the Bank have responded proactively to address this issue with respect to their systems and management believes that all operations affected by Y2K issues will be tested and compliant in advance of the year 2000. In addition, the financial impact to the Company and the Bank to complete systems projects and ensure Y2K compliance is not anticipated by management to be material to the financial position, results of operations or cash flow of either entity. There can be no assurance, however, that there will not be any Y2K operating problems or expenses that will arise with respect to the Company's and the Bank's computer systems and software, or in connection with the Company's and the Bank's interface with the computer systems and software of their suppliers, clients and other financial institutions with which they interact. Because such third-party systems or software may not be Y2K-compliant, the Company or the Bank could be required to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on their respective business, results of operations and financial condition. The Y2K issue may also have a material impact on the financial condition of the Company and the Bank if borrowers of the Bank become insolvent and are unable to repay loans made by the Bank as a result of Y2K noncompliance.

                           INTRODUCTION

     The Company is a bank holding company located in Gainesville, Georgia and conducts operations through its wholly-owned subsidiary, the Bank. The Bank provides a full range of banking services to individuals and businesses within its primary market area in Hall County, Georgia. These services include checking accounts, money market accounts, and commercial, real estate, personal, home equity, automobile, credit card and other installment and short term loans. The Bank is insured by the Federal Deposit Insurance Company. The address and telephone number of the Company's executive offices are: 500 Jesse Jewell Parkway, S.E., Gainesville, Georgia 30501, (770) 532-1212.

          DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

PURPOSE

     1.   WHAT IS THE PURPOSE OF THE PLAN?

     The Plan provides record holders of Common Stock a simple and convenient way of investing regular cash dividends and additional payments in shares of Common Stock without payment of brokerage commissions or other charges.

ADVANTAGES

     2.   WHAT ARE THE ADVANTAGES OF THE PLAN?

     The six major advantages for Plan Participants include:

          (i) Automatic investment of your cash dividends in additional shares of Common Stock.

          (ii) Ability to invest cash payments of $25 to $2,500 per calendar quarter.

          (iii) Avoidance of brokerage commissions or other charges in connection with all purchases made through the Plan.

          (iv) Opportunity to invest the full amount of all regular cash dividends and optional cash payments because the Plan permits fractional shares to be credited to your Plan account.

          (v) Safekeeping your stock certificates for shares of Common Stock credited to your Plan account.

          (vi) Simplification of your recordkeeping with periodic reports reflecting all current activity.

PARTICIPATION

     3.   WHO IS ELIGIBLE TO PARTICIPATE?

     All holders of record of Common Stock are eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (such as a broker or nominee) must make appropriate arrangements for that person to participate in the Plan on the beneficial owner's behalf. If you are a beneficial owner that would like to participate in the Plan, you may also do so by having those shares with respect to which you wish to participate transferred to your name.

     You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation. Your right to participate in the Plan is not transferable apart from a transfer of your Common Stock to another person. The Company also reserves the right to terminate or deny enrollment of any shareholder who participates in a manner abusive of the purpose and intent of the Plan or in a manner not in the best interests of the shareholders generally, as determined by the Company.

     If you do not participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

     4.   WHAT ARE THE OPTIONS TO PLAN PARTICIPANTS?

     If you choose to participate in the Plan, you may direct the Plan Administrator (as defined below) to invest cash dividends declared with respect to all or any portion of your Common Stock. If you elect to participate in the Plan, you may also make optional cash payments which will be invested through the Plan as explained in QUESTIONS 12 to 14 of this Prospectus.

ADMINISTRATION

     5.   WHO WILL ADMINISTER THE PLAN?

     The Company has engaged the Reliance Trust Company (the Reliance Trust Company and any successor administrator of the Plan will be referred to in this Prospectus as the "Plan Administrator") to administer the Plan, keep records, send statements of account to each Plan Participant, and perform other duties related to the Plan. The Plan Administrator will act as agent for the Plan Participants by purchasing shares from the Company or in the open market or negotiated transactions. Shares purchased for you under the Plan will be registered in the name of the Plan Administrator or in the name of its nominee. The stock certificates will be held for you by or through the Plan Administrator until you request, in writing, the issuance of certificates for all or a portion of your shares, as more fully explained in QUESTION 17.

     The Plan Administrator may at any time resign by giving written notice to the Company or be removed by the Company. If a vacancy occurs in this position, the Company will appoint a successor Plan Administrator.

     6.   HOW DOES AN ELIGIBLE SHAREHOLDER ENROLL OR CHANGE ITS
ELECTION UNDER THE PLAN?

     As an eligible shareholder, you may enroll by completing and signing the Enrollment Card and returning it to the Plan Administrator. You may change your election at any time by completing and signing a new Enrollment Card and returning it to the Plan Administrator. If your shares are registered in more than one name, all registered holders must sign the Enrollment Card.

     You may obtain an Enrollment Card at any time by contacting:

          Reliance Trust Company
          Attn: GB&T Bancshares, Inc. Dividend Reinvestment and Share Purchase Plan Shareholder Relations Division
          P.O. Box 48449
          Atlanta, Georgia  30340-4099
          (404) 266-0663

     An Enrollment Card is enclosed with this Prospectus, and additional Enrollment Cards may be obtained at any time by contacting the Plan Administrator at the above address or number, or by contacting Burlyn Forrester at the Company.

     Brokers, banks, or other nominees who wish to participate in the Plan on behalf of their clients may request special participation by submitting the Enrollment Card to the Plan Administrator. In addition, any nominee must certify to the Company the name and address of (and number of shares of Common Stock held for) each beneficial owner on whose behalf such participation is authorized and agree to advise the Company of any changes in such beneficial ownership.

     7.   WHEN MAY AN ELIGIBLE SHAREHOLDER ENROLL?

     You may enroll at any time. After receipt of the Enrollment Card, the Plan Administrator will open an account for you under the Plan. The Plan Administrator will credit to your account all cash dividends received from the Company under the Plan on the next dividend payment date if the Enrollment Card is received at least one business day before the record date of any the dividend. All optional cash payments will be immediately credited to your Plan account.

     8.   WHEN WILL THE PLAN ADMINISTRATOR BEGIN PURCHASING
COMMON STOCK UNDER THE PLAN FOR MY ACCOUNT?

     Shares will be purchased by the Plan Administrator for your account promptly on or after each dividend payment date, except where, in the opinion of the Plan Administrator or the Company's legal counsel, these purchases are restricted by applicable state or federal securities laws. All cash dividends paid to the Plan Administrator for the benefit of Plan Participants must be invested within 30 days of each dividend payment date. All optional cash payments will be invested on the next dividend payment date. However, if the Plan Administrator receives an optional cash payment more than 30 days before the next dividend reinvestment date, the payment will be returned to you. Your account will be credited with a fractional share computed to three decimal places.

     The Company's regular dividend payment dates are January 30, April 30, July 30, and October 30. The record date for determining shareholders who receive regular dividends normally precedes the regular dividend payment date by 10 days.

PURCHASES UNDER THE PLAN

     9.   HOW WILL SHARES OF COMMON STOCK BE ACQUIRED UNDER THE
PLAN?

     Shares for the Plan will be acquired from the Company to the extent available. The balance will be purchased by the Plan Administrator in the open market or in negotiated transactions, or by a combination of the foregoing. The Plan Administrator will apply the combined funds of all Plan Participants to the purchase of such shares of Common Stock as soon as practicable on or after the dividend payment date. Certificates for shares purchased from the Company will be delivered to the Plan Administrator registered in the name of the Plan Administrator or in the name of its nominee.

     The decision to have shares purchased for the Plan in the open market will be made by the Company in its sole discretion based on general market conditions, the relationship between purchase price and book value per share, regulatory requirements, and other factors deemed relevant by the Company.

     10.  HOW MANY SHARES WILL BE PURCHASED?

     The number of shares that will be purchased for your account will depend on the amount of the cash dividends you reinvest, any optional cash payments made by you and the purchase price of Common Stock, as more fully described in QUESTION 11. Your Plan account will be credited with the number of shares (including any fractional share computed to three decimal places) that results from dividing the amount of any cash dividends you reinvest, plus your optional cash payments, by the purchase price. In addition, cash dividends on all shares credited to your Plan account, including fractional shares, will be automatically reinvested in additional shares of Common Stock until such shares are sold or withdrawn from your Plan account.

     The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends. The Board of Directors of the Company will continue to determine dividends based on the Company's earnings, financial condition, and other factors.

     11.  AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED
UNDER THE PLAN?

     Purchases for the Plan may occur at various times and at various purchase prices with respect to a particular dividend payment date. Cash dividends and optional cash payments credited to your account will be commingled with the cash dividends and optional cash payments credited to all accounts under the Plan.

     At the option of the Company, cash dividends and optional cash payments will be used to purchase Common Stock in the open market, from newly-issued shares, from shares held in treasury of the Company, in negotiated transactions, or in any combination of the foregoing and at the following prices:

     * If purchases are made in the open market, the price to be paid for shares of Common Stock will be equal to the average price of all shares of Common Stock purchased in the open market for Plan Participants with respect to a particular dividend payment date.

     * If purchases are made in newly-issued shares, from shares held in treasury of the Company or in negotiated transactions, the purchase price of Common Stock will be the average of the high and low sales price of the

          Common Stock on the Nasdaq Stock Market or on any exchange on which the Common Stock is then traded on the date the shares are purchased (or, if no trade occurred on the Nasdaq Stock Market or any exchange on that date, on the preceding day when a trade occurred).

     * If the Common Stock is not then registered on an exchange, the price for the shares of Common Stock purchased from the Company or in negotiated transactions will be determined by the average price of all sales handled by the Company's designated market makers for the preceding calendar quarter.

OPTIONAL CASH PAYMENTS

     12.  WHEN AND HOW CAN OPTIONAL CASH PAYMENTS BE MADE?

     A Plan Participant can make optional cash payments by sending the Plan Administrator a check or money order with the form provided with the Enrollment Card and each periodic report.
PLEASE DO NOT SEND CASH.

     Optional cash payments received at least one business day before the record date will be applied to the purchase of shares on or after the next dividend payment date. Optional cash payments received more than 30 days before the next date that cash dividends are invested by the Plan Administrator will be returned. The Company recommends that optional cash payments be sent so as to be received shortly before the 5th business day before a dividend payment date. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS PENDING INVESTMENT.

     13.  WHAT ARE THE LIMITATIONS ON OPTIONAL CASH PAYMENTS?

     Each optional cash payment must be at least $25, and cannot exceed $2,500 per calendar quarter. The same amount of money need not be sent each quarter. Optional cash payments from foreign Plan Participants must be made in U.S. Dollars.

     You must be a Plan Participant to be eligible to make cash contributions under the Plan. So long as cash dividends on shares held in your Plan account are reinvested, you may make optional cash payments.

     14.  UNDER WHAT CIRCUMSTANCES WILL AN OPTIONAL CASH PAYMENT
BE RETURNED?

     Your optional cash payment will be returned to you upon written request received by the Plan Administrator at least 48 hours before the next dividend reinvestment date. Any optional cash payment received more than 30 days before a dividend reinvestment date will also be returned to you.

COSTS

     15.  ARE THERE ANY EXPENSES TO PLAN PARTICIPANTS IN
CONNECTION WITH PURCHASES UNDER THE PLAN?

     There are no brokerage commissions or other charges to Plan
Participants in connection with purchases under the Plan. All costs of administration of the Plan will be paid by the Company.

REPORTS TO PLAN PARTICIPANTS

     16.  WHEN WILL REPORTS BE SENT TO PLAN PARTICIPANTS?

     The Plan Administrator will promptly mail to you a statement confirming each purchase of Common Stock under the Plan. These statements are your continuing record of current activity and the purchase price of your shares of Common Stock under the Plan, and should be retained for tax purposes. In addition, you will receive copies of communications sent to all shareholders of the Company, including the Company's Annual Report to Shareholders, its Notice of Annual Meeting and Proxy Statement, and other information for income tax purposes.


SHARE CERTIFICATES

     17.  WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

     Certificates will not be issued to you for shares credited to your Plan account. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Instead, they will be registered in the name of the Plan Administrator or its nominee.

     The number of shares credited to your Plan account will be shown on the periodic report of your account. This method of processing the purchase of the shares under the Plan protects against loss, theft, or destruction of the certificates, permits ownership of fractional shares, and reduces the administrative costs of the Plan.

     At any time, you may request in writing that the Plan Administrator send you a certificate for all or some of the whole shares credited to your Plan account. The request should be mailed to the Plan Administrator at the address shown in QUESTION
6. Certificates for fractional shares will not be issued under any circumstances, but cash payments will be made as described in QUESTION 19.

     18.  MAY SHARES IN A PLAN ACCOUNT BE PLEDGED?

     No. Shares credited to your Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. If you wish to pledge or assign such shares, you must withdraw such shares from your Plan account.

TERMINATION OF PARTICIPATION IN THE PLAN AND WITHDRAWAL OF SHARES

     19.  HOW CAN A PLAN PARTICIPANT TERMINATE PARTICIPATION IN
THE PLAN OR WITHDRAW SOME OF THE SHARES CREDITED TO THE PLAN
ACCOUNT?

     You may direct the Plan Administrator, in writing, at any time to discontinue your participation in the Plan. You may also withdraw all or some of the shares credited to your Plan account by notifying the Plan Administrator in writing and specifying the number of shares to be withdrawn. This notice should be mailed to the Plan Administrator at the address shown in QUESTION 6.
Any remaining whole and fractional shares will continue to be credited to your Plan account.

     If the request to terminate your participation in the Plan or withdraw shares is not received at least ten business days before the record date for a cash dividend payment, any amount paid on the dividend payment date will be reinvested pursuant to the Plan and the termination or withdrawal request will be processed as soon as practicable after the dividend payment date.

     When a Plan Participant terminates his participation in the Plan or upon termination of the Plan by the Company, certificates for full shares of Common Stock credited to a Plan Participant's account under the Plan will be issued and a cash payment will be made for any fractional share. Upon request, the Plan Administrator will sell full shares held by a Plan Participant and pay the proceeds of such sale to the Plan Participant after deducting any nominal service and brokerage fees.

     The sale will generally be made by the Plan Administrator in the open market within five business days after receipt of the request. Any fractional interests in shares may be aggregated and sold with those of other terminating Plan Participants. The proceeds to each Plan Participant will be the average sales price of all shares so aggregated and sold, less any service and brokerage fees.

     Any optional cash payment received by the Plan Administrator before receipt of notice to discontinue dividend reinvestment will be invested pursuant to the Plan, unless return of the payment is requested in a written notice received at least 48 hours before the next dividend reinvestment date following the Plan Administrator's receipt of the cash contribution. Any optional cash payment will also be returned to you if the Plan Administrator is required by law to do so.

FEDERAL INCOME TAX CONSEQUENCES TO PLAN PARTICIPANTS

     20.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF
PARTICIPATION IN THE PLAN?

     In general, Plan Participants will have the same federal income tax consequences relating to cash dividends on their shares as any other holder of Common Stock.

     A Plan Participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that dividend payment date with respect to shares registered in the Plan Participant's name and shares held for the Plan Participant's account under the Plan, even though this amount is not received by the Plan Participant in cash. This amount is increased by the amount of any brokerage commissions and service charges on open market purchases paid by the Company on the Plan Participant's behalf.

     A Plan Participant's federal income tax basis for shares acquired under the Plan with reinvested cash dividends, or with optional cash payments, will be the purchase price of such shares on the date of purchase, or the amount of such optional cash payments, as applicable, increased by the amount of any brokerage commissions and service charges on open market purchases paid by the Company on the Plan Participant's behalf. The information sent to you and the Internal Revenue Service will show the amount paid on your behalf.

     Plan Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the Plan, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, Plan Participants who receive, upon withdrawal from or termination of the Plan, a cash payment for any full share then sold for them or for a fractional share then held in their account will realize a gain or loss measured by the difference between the amount of the cash which they receive and the tax basis of such share or fraction.

     For foreign Plan Participants who elect to have their cash dividends reinvested and whose cash dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such Plan Participants, less the amount of tax required to be withheld, will be applied to the purchase of Common Stock under the Plan.

     Federal tax law imposes certain reporting requirements upon brokers and certain other parties. As a result, the Plan Administrator will be required to report to the Internal Revenue Service and you any sales of Common Stock by the Plan Administrator for your Plan account. If your cash dividends become subject to federal backup withholding tax, cash dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.

     The foregoing is only an outline of the Company's understanding of some of the applicable tax provisions and may differ depending on a Plan Participant's particular circumstance. For further information on the tax consequences, including any future changes in applicable laws and regulations, and interpretations thereof, you should consult your own tax advisor.

OTHER PROVISIONS OF THE PLAN

     21.  WHAT HAPPENS IF THE COMPANY DECLARES A STOCK DIVIDEND
OR A STOCK SPLIT?

     Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock credited to your Plan account will be added to your Plan account.

     22.  HOW WILL A PLAN PARTICIPANT'S SHARES CREDITED TO A PLAN
ACCOUNT BE VOTED AT SHAREHOLDERS' MEETINGS?

     Shares credited to your Plan account will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders. This proxy will apply to all shares owned by you, including shares credited to your Plan account, and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.

     23.  WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE PLAN
ADMINISTRATOR UNDER THE PLAN?

     The Company, the Plan Administrator and its nominee(s) are not liable for any act or any failure to act provided they have done so in good faith, including (a) any claim of liability arising out of the failure to terminate a Plan account upon a Plan Participant's death (before receipt of written notice of such death), or (b) any loss due to the timing, price, or the terms of any purchase or sale, or with respect to any loss or fluctuation in the market value after any purchase of shares.

     PLAN PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY
NOR THE PLAN ADMINISTRATOR CAN ASSURE THEM OF A PROFIT OR PROTECT
THEM AGAINST A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.

     24.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     The Company may change or discontinue the Plan at any time.
The Company also reserves the right to appoint a new Plan

Administrator at any time. Plan Participants will be notified of any change to, or discontinuance of, the Plan. Any change to, or discontinuance of, the Plan will be effective at the time of adoption by the Company regardless of the time that Plan
Participants receive notice.

     If the Company discontinues the Plan and does not establish a new plan, any uninvested optional cash payments will be returned, a certificate for whole shares credited to your Plan account will be issued, and a cash payment will be made for any fractional share credited to your account. However, Plan Participants will be enrolled automatically in any new dividend reinvestment and common stock purchase plan established by the Company. Shares credited to prior Plan accounts will be credited automatically to the new plan accounts, unless notice is received to the contrary.

     The Company also reserves the right to terminate any shareholder's participation in the Plan at any time.

     25.  HOW MAY SHAREHOLDERS OBTAIN ANSWERS TO OTHER QUESTIONS
REGARDING THE PLAN?

     Shareholders may obtain answers to other questions concerning the Plan by writing or calling the Plan Administrator.
See QUESTION 6 for the Plan Administrator's address and telephone number.

     26.  HOW IS THE PLAN TO BE INTERPRETED?

     The Plan, the Enrollment Card signed by Plan Participants, and the Plan Participants' Plan accounts shall be governed by and construed in accordance with the laws of Georgia and applicable state and federal securities laws. Any question of interpretation arising under the Plan will be determined by the Company, and any such determination will be final.

     The Company may adopt rules and regulations to facilitate the administration of the Plan.

     27.  WHAT ARE SOME OF THE RESPONSIBILITIES OF PLAN
PARTICIPANTS?

     You have no right to draw checks or drafts against your Plan account. You also may not give instructions to the Plan Administrator with respect to any shares of Common Stock or cash held in your Plan account, except as expressly provided herein. You should notify the Plan Administrator promptly in writing of any change of address. Notices to Plan Participants will be given by letter addressed at their last address of record with the Plan Administrator.

                              PART I

                INFORMATION REQUIRED IN PROSPECTUS


                         USE OF PROCEEDS

     If shares of Common Stock for the Plan are purchased from newly-issued shares of Common Stock or from treasury shares of the Company, the Company intends to apply the proceeds received in such sales for general corporate purposes. The Company does not know precisely the number of shares of Common Stock that it will ultimately sell pursuant to the Plan or the prices at which those shares will be sold, and therefore cannot determine the amount of proceeds that will be generated. If shares of Common Stock are purchased by the Plan in the open market or in negotiated transactions, the Company will not receive any proceeds from these purchases.

                             EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Bank's Annual Report, have been audited by Mauldin and Jenkins, LLC, certified public accountants, as stated in their report incorporated by reference therein and incorporated herein by reference, and have been so included in reliance upon the report of such firm upon their authority as experts in accounting and auditing.

                          LEGAL MATTERS

     The validity of the shares offered by this Prospectus will be passed upon for the Company by Hulsey, Oliver & Mahar, LLP, 200 E. E. Butler Parkway, Gainesville, Georgia 30503. Partners and associates of Hulsey, Oliver & Mahar, LLP owned 66,299 shares of the Common Stock as of September 22, 1998.

                         INDEMNIFICATION

     Directors, officers, employees, and agents of the Company are entitled to indemnification as expressly permitted by the provisions of the Georgia Business Corporation Code, the Company's Articles of Incorporation and Bylaws, as amended, and the Company's liability insurance.

     Article 7 of the Company's Articles of Incorporation provides that the Company may indemnify or obligate itself to indemnify officers and directors of the Company for their actions as such to the maximum extent permitted by law.

     Article 9 of the Bylaws of the Company provides that any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Company for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he is a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the Company, or that he is or was serving, at the request of the Company, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, no person will be so indemnified or reimbursed if he is adjudged guilty or liable for

gross negligence, willful misconduct or criminal acts in the performance of his duties to the Company, or to such other firm, corporation, trust, organization, or enterprise. In addition, no person will be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of
(i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of Common Stock, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit, or proceeding. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

     Section 14-2-851 of the Georgia Business Corporation Code places certain limitations on the authority of the Company to indemnify its directors, officers and other individuals engaged by the Company. Under Georgia law, the Company may not indemnify an individual unless that individual conducted himself in good faith. In addition, such individual must have reasonably believed that (i) in the case of conduct in his official capacity, that such conduct was in the best interests of the Company, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the Company, and (iii) in the case of criminal proceedings, that such conducted was not unlawful. The termination of a proceeding by a judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, in itself, determinative that an individual did not meet this standard. The Company also may not indemnify any individual if that person is found to be liable on the basis that a personal benefit was improperly received by him, whether or not involving action in his official capacity.

     Insofar as indemnification under the Securities Act may be permitted to directors, officers and controlling person of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company will pay the expenses of issuance and distribution of this Registration Statement and related
Prospectus. Estimated expenses in connection with the issuance and distribution of the securities covered by the Registration
Statement are as follows:

 Registration Fee Under Securities Act of 1933                $   253.70
 Printing, Engraving and Reproduction                         $ 4,000.00
 Legal Fees and Expenses                                      $11,000.00
 Accounting Fees and Expenses                                 $ 1,200.00
 Administration Fees                                          $     0.00
                                                              ----------
 TOTAL                                                        $16,453.70
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 7 of the Company's Articles of Incorporation provides that the Company may indemnify or obligate itself to indemnify officers and directors of the Company for their actions as such to the maximum extent permitted by law.

     Article 9 of the Bylaws of the Company provides that any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Company for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he is a party by reason of the fact that he is or was a director, trustee, officer, employee, or agent of the Company, or that he is or was serving, at the request of the Company, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, no person will be so indemnified or reimbursed if he is adjudged guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to the Company, or to such other firm, corporation, trust, organization, or enterprise. In addition, no person will be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been the subject of a compromise settlement, except with the approval of
(i) a court of competent jurisdiction, (ii) the holders of record of a majority of the outstanding shares of Common Stock, or (iii) a majority of the members of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same action, suit, or proceeding. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law.

     Section 14-2-851 of the Georgia Business Corporation Code places certain limitations on the authority of the Company to indemnify its directors, officers and other individuals engaged by the Company. Under Georgia law, the Company may not indemnify an individual unless that individual conducted himself in good faith. In addition, such individual must have reasonably believed that (i) in the case of conduct in his official capacity, that such conduct was in the best interests of the


Company, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the Company, and (iii) in the case of criminal proceedings, that such conducted was not unlawful. The termination of a proceeding by a judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not, in itself, determinative that an individual did not meet this standard. The Company also may not indemnify any individual if that person is found to be liable on the basis that a personal benefit was improperly received by him, whether or not involving action in his official capacity.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

     Exhibit
     Number

       3(a)    Articles of Incorporation of the Company

       3(b)    Bylaws of the Company

         5 The opinion of Hulsey, Oliver & Mahar, LLP as to the legality of the securities being registered

      23(a)    Consent of Hulsey, Oliver & Mahar, LLP (included in exhibit 5)

      23(b)    Consent of Mauldin & Jenkins, LLC

        99     Dividend Reinvestment and Share Purchase Plan of GB&T
               Bancshares, Inc.

ITEM 17.  UNDERTAKINGS

     (A)  RULE 415 OFFERING

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration is on Form S-3 or Form S-8, and the information required to


          be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (B)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS
BY REFERENCE.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gainesville, state of Georgia, on this 24th day of September, 1998.


                                   GB&T BANCSHARES, INC.


                                   By:  /s/ Richard A. Hunt, Jr.
                                         Richard A. Hunt, Jr.
                                         President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       /s/ Richard A. Hunt, Jr.          Date:  September 24, 1998
     Richard A. Hunt, Jr., President,
     Chief Executive
     Officer and Director

       /s/ Gregory L. Hamby              Date:  September 24, 1998
     Gregory L. Hamby, Senior Vice
     President

       /s/ F. Abit Massey                Date:  September 24, 1998
     F. Abit Massey, Chairman and
     Director

       /s/ Philip A. Wilheit             Date:  September 24, 1998
     Philip A. Wilheit, Vice-Chairman
     and Director

       /s/ Samuel L. Oliver              Date:  September 24, 1998
     Samuel L. Oliver, Secretary and
     Director

       /s/ Donald J. Carter              Date:  September 24, 1998
     Donald J. Carter, Director

     ---------------------------         Date:  September 24, 1998
     J. Grady Coleman, Director

     ---------------------------         Date:  September 24, 1998
     John W. Darden, Director

       /s/ Bennie E. Hewett              Date:  September 24, 1998
     Bennie E. Hewett, Director

     ---------------------------------   Date:  September 24, 1998
     John E. Mansfield, Sr., Director

       /s/ Alan A. Wayne                 Date:  September 24, 1998
     Alan A. Wayne, Director

                        INDEX TO EXHIBITS
     Exhibit
     Number


       3(a)    Articles of Incorporation of the Company

       3(b)    Bylaws of the Company

         5 The opinion of Hulsey, Oliver & Mahar, LLP as to the legality of the securities being registered

      23(a)    Consent of Hulsey, Oliver & Mahar, LLP (included in exhibit 5)

      23(b)    Consent of Mauldin & Jenkins, LLC

        99     Dividend Reinvestment and Share Purchase Plan of GB&T
               Bancshares, Inc.